As filed with the Securities and Exchange Commission on March 23, 2026

Registration No. 333-253658
Registration No. 333-265752
Registration No. 333-272575
Registration No. 333-272577
Registration No. 333-280049
Registration No. 333-286311
Registration No. 333-289003
Registration No. 333-289005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement File No. 333-253658
Form S-8 Registration Statement File No. 333-265752
Form S-8 Registration Statement File No. 333-272575
Form S-8 Registration Statement File No. 333-272577
Form S-8 Registration Statement File No. 333-280049
Form S-8 Registration Statement File No. 333-286311
Form S-8 Registration Statement File No. 333-289003
Form S-8 Registration Statement File No. 333-289005
Under
The Securities Act of 1933

Luminar Technologies, Inc.
(Exact name of the registrant as specified in its charter)

Luminar Technologies, Inc. 2015 Stock Plan
Luminar Technologies, Inc. 2020 Equity Incentive Plan, as amended and restated
Luminar Technologies, Inc. 2020 Employee Stock Purchase Plan
Luminar Technologies, Inc. Management Longer Term Equity Incentive Plan
Luminar 401(k) of Luminar Technologies, Inc.
Non-Plan Inducement Restricted Stock Unit Award – Time-Based Vesting, Fully Vested, and Performance-Based Vesting
(Full titles of plans)

Delaware		83-1804317
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

151 Gibraltar Court Sunnyvale, California (Address of principal executive offices)	Paul Ricci 151 Gibraltar Court Sunnyvale, California 94089 (Name and address agent for service)	94089 (Zip Code)

(800) 532-2417
(Telephone number, including area code, of agent for service)

Copies to:
Weil, Gotshal & Manges LLP
767 5th Ave
New York, NY 10153
(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Luminar Technologies, Inc. a Delaware corporation (the “Registrant”), relates to each of the following Registration Statements on Form S-8 previously filed by the Registrant (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Class A Common Stock Originally Registered
333-253658	02/26/2021	Luminar Technologies, Inc. 2015 Stock Plan	16,224,474*
333-253658	02/26/2021	Luminar Technologies, Inc. 2020 Equity Incentive Plan	36,588,278*
333-253658	02/26/2021	Luminar Technologies, Inc. 2020 Employee Stock Purchase Plan	7,317,655*
333-253658	02/26/2021	Luminar Technologies, Inc. Management Longer Term Equity Incentive Plan	25,818,749*
333-265752	06/22/2022	Luminar Technologies, Inc. Amended and Restated 2020 Equity Incentive Plan	36,000,000*
333-272575	06/09/2023	Luminar 401(k) of Luminar Technologies, Inc.	1,500,000*
333-272577	06/09/2023	Luminar Technologies, Inc. Amended and Restated 2020 Equity Incentive Plan	18,358,365*
333-280049	06/07/2024	Luminar Technologies, Inc. Amended and Restated 2020 Equity Incentive Plan	40,991,566*
333-286311	04/01/2025	Luminar Technologies, Inc. Amended and Restated 2020 Equity Incentive Plan	2,073,584
333-289003	07/28/2025	Non-Plan Inducement Restricted Stock Unit Award – Time-Based Vesting, Fully Vested, and Performance-Based Vesting	2,109,546
333-289005	07/28/2025	Luminar Technologies, Inc. Amended and Restated 2020 Equity Incentive Plan	2,500,000

*The number of shares of Class A common stock originally registered have not been adjusted to reflect the one-for-fifteen (1-for-15) reverse stock split that became effective on November 20, 2024.

In connection with filing for voluntary petitions for relief under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware on December 15, 2025, the Registrant is terminating all offerings of its securities pursuant to existing registration statements under the Securities Act of 1933, including the Registration Statements.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statements and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of Class A common stock of the Registrant registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, on March 23, 2026.

LUMINAR TECHNOLOGIES, INC.

By: /s/ Alexander Fishkin
Name: Alexander Fishkin
Title: Chief Legal Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.